Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-149781, 333-152399, and 333-164472 of our reports dated March 12, 2012, relating to the consolidated financial statements of United Financial Bancorp, Inc., and subsidiary (“the Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of United Financial Bancorp, Inc, for the year ended December 31, 2011.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 12, 2012